Second Amendment
to the
AEP SYSTEM SURVIVOR BENEFIT PLAN
as amended and restated effective January 31, 2000

This Second Amendment is made to the AEP System Survivor Benefit Plan, as amended (the “Plan”), by American Electric Power Service Corporation, a New York corporation, on behalf of itself and any affiliate or subsidiary participating in the Plan (collectively, the “Employer”).

Recitals

A.  The Plan was adopted effective January 27, 1998 and subsequently amended and restated effective January 31, 2000, on January 30, 2000.  The First Amendment to the restated plan dated November 11, 2002 provides that no additional employees of the Employer shall become eligible to participate after July 31, 2002. The Employer also terminated the participation of all employees and former employees who did not satisfy the requirements for Retirement by February 28, 2003.

B.  Section 9.1 of the Plan permits the Employer to amend the Plan from time to time as may be necessary for administrative purposes and legal compliance, provided that no amendment reduces the amount of benefit payable with respect to a Participant who is eligible to retire or who has retired.

C.  The Company intends that the design and administration of the Plan comply with the requirements of Section 409A of the Code, to the extent such section is effective and applicable to the Plan.

Amendment

Section 8.2 of the Plan is hereby amended in its entirety to read as follows:

     “8.2     Termination of Employment Due to Retirement

In the event of the Participant's termination of employment with the Employer due to Retirement, the Employer shall do the following:

(a)         If the Participant’s termination date occurs prior to the fifteenth (15th) anniversary of the Participant’s Date of Participation, the Employer and Participant shall continue to pay any premiums due through the fifteenth (15th) anniversary of the Participant’s Date of Participation. After the fifteenth (15th) anniversary, the Employer shall immediately withdraw from the Policy Cash Value an amount equal to the Employer’s Premium and release its interest in the Policy and in the collateral assignment. Upon release of the collateral assignment, the Employer shall have no further obligation to pay future Policy premiums and the Employer shall have no further interest in the Policy.

(b)         If the Participant’s termination date occurs after the fifteenth (15th) anniversary of the Participant’s Date of Participation, then the Employer shall withdraw from the Policy Cash Value an amount equal to the Employer’s Premium and release its interest in the Policy and in the collateral assignment; provided, however, if at the time of Termination such Participant is a Key Employee, the withdrawal and release by the Employer shall not be triggered until the first day of the seventh (7th) month after the Participant’s termination date. Upon release of the collateral assignment, the Employer shall have no further obligation to pay future Policy Premiums and the Employer shall have no further interest in the Policy.

(c)         It is the intent of this Plan that retired Participants be provided the Plan Benefit from the Policy as set out in Section 2.19. Before such Policy is released in (a) or (b) above, the Policy shall be tested to ensure the Cash Value will Endow the Policy at age ninety-five (95). If the Participant’s Cash Value is insufficient to Endow the Policy, then Employer shall leave a portion of the Employer’s Premium value in the contract so that the total Cash Value left in the Policy at release is sufficient to Endow the Policy.

For purposes of this Plan, the date of a Participant’s termination of employment shall be determined in a manner consistent with the written policies adopted by the HR Committee from time to time to the extent such policies are consistent with the requirements imposed under Code 409A(a)(2)(A)(i).”

The Employer has caused this amendment to be signed by its duly authorized officer this 31st day of December, 2008.

AMERICAN ELECTRIC POWER SERVICE CORPORATION

By: /s/ Genevieve A. Tuchow
Genevieve A. Tuchow Title: Vice President - Human Resources